Exhibit 4.20

Certain information in this document identified by brackets has been omitted because it is both not material and would be competitively harmful if publicly disclosed.

Automobile Finance Project Counter-guarantee Agreement

(contract number [                    ])

This Automobile Finance Project Counter-guarantee Agreement] (“this Agreement”) is signed by the following parties in Hangzhou, People’s Republic of China (for the purpose of this Agreement, excluding Hong Kong SAR, Macao SAR and Taiwan) on March 24, 2020 (the “signing date”).

1.    Cango Financing Guarantee Co., Ltd. (“financing guarantee company” or “counter-guarantor”) is a limited liability company validly established and existing under the laws of the PRC, and is qualified to conduct financing guarantee business. Its registered address is: No. 75-1 Jinfeng Street, Shenfu New Area, Liaoning Province, and the unified social credit code is 91211500MA0Y2MA615.

2.    Zhejiang E-Commerce Bank Co., Ltd. (“MYbank”) is a limited liability company validly established and existing under the laws of the PRC. Its registered address is 15-17/F, Block 1, Delixi Mansion, No. 28-38 Xueyuan Road, Xihu District, Hangzhou, Zhejiang Province, and the unified social credit code is 91330000343973322D.

Each of the above party is individually referred to as a “party” and collectively as the “parties”. For the purpose of this Agreement, the “Chinese laws” refer to all laws, administrative laws and regulations, rules, regulations, policy documents, provisions, decisions and policy documents of local authorities or local government departments in China, which are valid at the time of concluding this Agreement.

Whereas:

1.    MYbank and its cooperative financial institutions have signed a cooperation agreement on automobile finance business to jointly carry out automobile finance business. Among which, cooperative financial institutions shall issue financing funds to individual buyers (“borrowers” or “customers”); MYbank shall provide cooperative financial institutions with one or more services such as lending and repayment services, guarantee services, credit inquiry services, among others.

2.    The borrower applies to the cooperative financial institutions for financing services for purchasing or renting a vehicle (hereinafter collectively referred to as “automobile financing services”), and signs an automobile financing contract, the specific name of which is subject to the actually-signed contract (“loan contract” or “master contract”).

3.    In order to ensure that the borrower fulfills the above-mentioned loan contract, MYbank, as a guarantor, has signed a guarantee contract (“guarantee contract”) with cooperative financial institutions and the borrower, providing joint and several guarantee liability for the above-mentioned borrower regarding the debt to cooperative financial institutions.

4.    The counter-guarantor is willing to provide counter-guarantee to MYbank for the above-mentioned borrower’s automobile financing services, which is a joint and several liability guaranty. In order to ensure the fulfillment of the aforementioned agreement, the borrower mortgages the vehicle purchased to the counter-guarantor as a guarantee and has gone through third-party mortgage registration formalities designated by the mortgagee or the counter-guarantor. With regard to the mortgage registration, MYbank should provide reasonable assistance to the counter-guarantor.

5.    Both parties, in line with the principle of equality, mutual benefit and good faith, agree to enter the following agreement in accordance with Chinese laws.

I. The Principal Creditor’s Right Guaranteed by the Counter-guarantor

The principal creditor’s right guaranteed by the counter-guarantor refers to the right of recourse to the counter-guarantor in the case of overdue repayment by individual buyers in accordance with the automobile finance business agreement signed with cooperative financial institutions in the following table, after MYbank bears the guarantee liability within a certain proportion of the total outstanding loan of the cooperative financial institutions. The specific proportion of guarantee for cooperative financial institutions is as follows:

No.	The specific proportion of guarantee for cooperative financial institutions	Guarantee proportion (a certain proportion of the accumulated amount of the loan)
1	Hangzhou Branch of Postal Savings Bank of China	[REDACTED]%

If the above-mentioned bank and the parties change the guarantee proportion, they shall agree separately in the form of a supplementary agreement.

II. Scope of Counter-guarantee

1.    According to the relevant agreements of the loan contract and the guarantee contract, MYbank shall bear the joint and several liability guaranty to the cooperative financial institutions within the agreed guarantee scope and guarantee limit for the borrower. If the borrower violates the loan contract and constitutes a breach of contract under the loan contract or violates any payment obligations under other documents signed by the borrower, MYbank has the obligation to fulfill its guarantee obligations.

2.    The scope of guarantee provided by the counter-guarantor under this Agreement shall be: all the amount repaid by MYbank on behalf of the borrower and the interest and other expenses and losses since the date of payment, including but not limited to the payment of principal, interest and penalty interest on the loan, excluding relevant handling fees, service fees, liquidated damages, damages and realization of claims (including but not limited to attorney fees, notarization fees, appraisal fees, litigation fees and reminders).

III. Guarantee Period of Counter-guarantee

Both parties agree that the counter-guarantee period of a single loan shall be calculated separately within [REDACTED] years from the date on which MYbank actually performed the guarantee obligation to the cooperative financial institutions for the borrower.

IV. Means of Guarantee

1.    The counter-guarantor shall bear joint and several liability guaranty within the scope of guarantee. The counter-guarantor waives any right of defense as the guarantor of the counter-guarantee.

2.    Where the vehicle buyer fails to partially or fully fulfill its repayment obligations and responsibilities in respect of the loan contract (“overdue repayment by the vehicle buyer”), the overdue repayment status of the vehicle buyer shall not exceed the stage before the [REDACTED] day (“the stage before the [REDACTED] day”). Where different cooperative financial institutions have different requirements on the time of the disposal stage, MYbank shall separately notify the counter-guarantor by e-mail or other written notices of the specific time before the start of the cooperation. The counter-guarantor shall promptly take legal collection and assist the vehicle buyer to dispose of the vehicle or take other appropriate measures, to ensure that cooperative financial institutions receive all unpaid payments from loan contracts in a lump sum at the stage before the [REDACTED] day. Otherwise, MYbank shall have the right to deduct the deductible working fund from the counter-guarantor’s account (as defined below) from the [REDACTED] day until the above-mentioned agreement obligations are fully fulfilled.

In addition, since the [REDACTED] day, as long as the aforementioned obligations of the counter-guarantor are not fully fulfilled, the counter-guarantor shall continue to collect or purchase vehicle ownership from the vehicle buyer to ensure that the cooperative financial institutions receive all unpaid payments from the loan contract of the vehicle buyer in a lump sum. Otherwise, MYbank has the right to deduct the deposit of the counter-guarantor (as defined below) from the [REDACTED] day until the above-mentioned obligations of the counter-guarantor are fully fulfilled.

3.    In order to ensure that the counter-guarantor fulfills its obligations, the counter-guarantor shall pay a deposit to MYbank. The deposit amount shall not be less than the sum of the principal creditor’s right undertaken by MYbank to the cooperative financial institutions as stipulated in Article 1 of this Agreement, and the security deposit amount shall be equal to S (the financing accumulated amount * guarantee proportion). Where the borrower fails to fulfill or fully fulfill the obligations and responsibilities stipulated in the loan contract and/or the guarantee contract, [MYbank may notify the counter-guarantor to assume the counter-guarantee liability by e-mail through the designated mailbox agreed in Article 1, and deduct the corresponding amount from the deposit within [REDACTED] working day(s)]. At the same time, the counter-guarantor shall make up the deposit within [REDACTED] working days. Where the counter-guarantor delays the payment of the deposit, the liquidated damages of [REDACTED]% shall be paid for each day overdue.

The security deposit account of MYbank:

Account name: Cango Financing Guarantee Co., Ltd.

Account No.: [REDACTED]

Opening bank: Zhejiang E-Commerce Bank Co., Ltd. (“MYbank”)

4.    The counter-guarantor shall pay RMB[REDACTED] to MYbank within five working days from the date of signing this Agreement as the initial deposit.

5.    If this Agreement is terminated in accordance with Article 12 and there is still a balance of the deposit, MYbank will return it to the counter-guarantor within five working days.

The collection account of counter-guarantor:

Account name: Cango Financing Guarantee Co., Ltd.

Account No.: [REDACTED]

Opening bank: Zhejiang E-Commerce Bank Co., Ltd. (“MYbank”)

6.    The security deposit deposited by the counter-guarantor in MYbank is an agreed deposit, which pays interest quarterly, and the interest is calculated and paid according to the benchmark annual interest rate of the current agreed deposit announced by the People’s Bank of China. If the People’s Bank of China adjusts the benchmark interest rate of the agreed deposit during the contract period, the interest of the deposit shall be calculated and paid at the adjusted benchmark interest rate.

V. Subordination of Creditor’s Right

The counter-guarantor hereby irrevocably and unconditionally agrees that any creditor’s right or recourse of the counter-guarantor against the borrower shall be inferior to the creditor’s right or recourse held by MYbank against the borrower, the counter-guarantor does not exercise any rights or claims against the borrower to compete with MYbank.

VI. Continuing Guarantee

The guarantee under this Agreement is a continuing guarantee and the counter-guarantor shall bear all responsibilities under this Agreement without being affected by any factors, including:

(1)    Any defects in the rights of MYbank to the borrower;

(2)    The bankruptcy, takeover, insolvency, liquidation, dissolution, incapacitation or any restrictions of MYbank, the death of the borrower, counter-guarantor or any other person;

(3)    Any other act, event or situation that may affect or discharge this Agreement or counter-guarantor’s obligations under this Agreement.

In addition, if MYbank assumes the guarantee liability in accordance with the guarantee contract, the counter-guarantor shall fulfill the guarantee liability of the counter-guarantor to MYbank under this Agreement.

VII. Statements, Guarantees and Commitments of Both Parties

1.    Both parties are legally established and legally existing independent civil subjects, have full civil capacity and all necessary authorizations and rights, and are able to sign this Agreement, fulfill their obligations and bear responsibilities in their own name (the counter-guarantor shall have the business qualification to provide counter-guarantee).

2.    During the validity period of this Agreement, both parties confirm that: (1) All documents, materials and information provided by both parties to MYbank during the signing and implementation of this Agreement are true, accurate, complete and valid. (2) There are no events between the parties that will have a significant adverse impact on their financial position and normal operations, and no bankruptcy or liquidation proceedings have been carried out; and (3) Both parties ensure that the qualifications, permits, approvals/licenses, filings/registrations required for the fulfillment of this Agreement remain valid and up-to-date at all times.

3.    Except as otherwise provided in this Agreement or as otherwise agreed by the parties, (1) The signing and fulfillment of this Agreement shall not at any time be deemed to create any joint venture, partnership, joint operation, employment, principal-agent or other legal relationship between the parties that may enable one party to act for or on behalf of the other. Both parties shall bear all responsibilities relating to the products and/or services respectively in accordance with applicable laws and regulations for their own products and/or services. (2) Neither party shall, without the prior express written consent of the other party, declare it to be the agent of the other party, to act for or on behalf of the other party, to make any representations, warranties or undertakings for or on behalf of the other party, or to bind the other party to any contract or otherwise subject the other party to any obligation or liability.

VIII. Notification

All notices, requests, claims, requirements and other communications under this Agreement shall be in writing and delivered by (1) specialized personnel; (2) postage-paid airmail; (3) postage-paid air express; (4) facsimile; or (5) e-mail, according to actual conditions. All the above notices shall be deemed to have been delivered or received in accordance with the following provisions: (1) receipt shall prevail in the case of delivery by specialized personnel; (2) on the fifth (5th) day of delivery by post; (3) on the second (2nd) day after entrusting to reputable express companies; (4) 24 hours after the sending of fax and upon receipt of the relevant electronic confirmation; (5) when the message is sent to the server of the e-mail address designated by the other party by e-mail.

Cango Financing Guarantee Co., Ltd.

Address: No. 75-1 Jinfeng Street, Shenfu New Area Liaoning Province

Zip code: 110172

Tel: [REDACTED]

E-mail: [REDACTED]

Recipient: Luo Gu

Copy: [REDACTED]

Zhejiang E-Commerce Bank Co., Ltd. (“MYbank”)

Address: 15-17/F, Block 1, Delixi Mansion, No. 28-38 Xueyuan Road, Xihu District, Hangzhou, Zhejiang Province

Zip code: 310012

Tel: [REDACTED]

E-mail: [REDACTED]

Recipient: Pan Junjie

Copy: [REDACTED]

If one party changes its address during the validity term of this Agreement, it shall immediately notify the other party in writing.

IX. Confidentiality

1.    Unless otherwise provided in this Agreement or otherwise agreed by both parties, one party shall keep confidential the contents of the other party’s transactions, business, finance, technologies, product information, trade secrets, licenses or other non-public documents or information (whether marked as confidential or not) (“confidential information”) and shall not disclose it to any third party other than this Agreement without the prior written consent of the source of the confidential information, and reproduce and use the confidential information only for the purposes of this Agreement, but the following circumstances are not subject to the foregoing restrictions: (1) disclosure of the confidential information to any regulatory authority (such as tax authorities), judicial and/or relevant exchange listing rules, or judicial proceedings arising out of this Agreement for legal use (provided that the disclosing party shall discuss with the other party the scope and manner of disclosure at a reasonable time prior to disclosure and let the informed party keep it confidential as much as possible); (2) disclosure of the confidential information to professional advisers when the other party has to know the confidential information in order to fulfill this Agreement (provided that the professional advisers shall comply with the secrecy provisions of this article); (3) public knowledge of the confidential information for reasons beyond the control of both parties; (4) disclosure of the confidential information to MYbank, the counter-guarantor and the related parties of the above-mentioned parties that have to know the confidential information in order to fulfill this Agreement; (5) under the written consent of the disclosure or use of confidential information.

2.    Except as otherwise provided in this Agreement or otherwise agreed by both parties, the terms and conditions of this Agreement, the existence of this Agreement and any documents related to this Agreement shall belong to confidential information. If the counter-guarantor intends to disclose the above-mentioned information through any public channel (including but not limited to the electronic platform, applications, news media, marketing materials or other means operated by the counter-guarantor), it shall consult with MYbank in advance to confirm the disclosure scheme.

3.    Except as otherwise provided in this Agreement or otherwise agreed by both parties, for all information and data provided by either party to the other party in this Agreement, if it involves the proprietary data and information of the disclosing party and its related parties (including but not limited to customer information, technical information, business information, know-how, corporate business model, business plan, financial budget and model, computer programs, source code, algorithms, among others), the ownership belongs to the disclosing party and its affiliated parties, and this Agreement does not transfer any ownership of any proprietary data and information, and one party shall not provide the proprietary data and information provided by the other party to a third party, otherwise, such party shall be liable for the losses caused to the other party.

X. Liabilities for Breach of Contract

1.    During the term of this Agreement, if either party violates the Chinese laws or any content hereof, it shall constitute a breach of contract.

2.    In the event of a breach of contract by either party, the other party has the right to terminate this Agreement and investigate the breaching party’s liability for breach of contract and damages in accordance with law.

XI. Force Majeure

1.    In the event of an earthquake, typhoon, flood, fire, military campaign, strike, riot, war, or other unforeseeable force majeure event (“force majeure event”) beyond the reasonable control of the counter-guarantor, the counter-guarantor shall immediately notify MYbank without delay and provide details and supporting documents of such events within fifteen (15) days after the notification, and explain the reasons for the inability or delay in the fulfillment of all or part of his obligations under this Agreement. The two parties shall find and implement a solution acceptable to both parties to the agreement through consultation.

2.    In the event of an event of force majeure, the party affected by force majeure shall not be responsible for any damage, cost increase or loss suffered by the other party as a result of the failure or delay in the fulfillment of its obligations under this Agreement due to an event of force majeure, and such failure or delay in the fulfillment of this Agreement shall not be deemed as a breach of this Agreement. The party affected by force majeure event shall take appropriate measures to reduce or eliminate the influence of the force majeure event, and attempt to resume the performance of the obligations delayed or hindered by the event within the shortest possible time. If an event of force majeure or the influence of an event of force majeure hinders one or both parties from fulfilling all or part of their obligations under this Agreement for more than one (1) month, the party not affected by force majeure shall have the right to request termination of this Agreement and waive part of its obligations under this Agreement or delay the fulfillment of this Agreement.

XII. Entry into Force, Modification and Termination of the Agreement

1.    This Agreement shall enter into force from the date on which the counter-guarantor and MYbank affix the official seal, until (1) the counter-guarantor has completed the counter-guarantee obligations agreed upon by MYbank; (2) the guarantee period of the counter-guarantee expires, whichever is earlier.

2.    Any alterations to this Agreement shall be agreed upon by both parties through consultation and shall be made in writing.

3.    This Agreement may be terminated by mutual agreement or by MYbank through giving notice in writing to the counter-guarantor 30 days in advance.

4.    Without the consent of MYbank, the counter-guarantor shall not transfer any of its rights and/or obligations under this Agreement to any third party.

5.    Without prejudice to other provisions in this Agreement, this Agreement shall be legally binding on both parties and their respective successors and assignees generated in accordance with the law, provided that the successors and assignees of the counter-guarantor shall have the qualification of financing guarantee business.

XIII. Governing Law and Dispute Resolution

1.    The conclusion, effectiveness, performance, alteration, interpretation and termination of this Agreement shall be governed by Chinese laws.

2.    In case of any dispute arising from the contents of this Agreement or its implementation, both parties shall try their best to solve it through friendly negotiation; if the negotiation fails, either party may file a lawsuit to Xihu District Court of Hangzhou, China.

XIV. Supplementary Provisions

1.    The titles of this Agreement are set up for the convenience of reference only and shall not affect the interpretation hereof.

2.    This Agreement is made in six copies, with each party holding three copies, each of which has the same legal effect.

[No text below]

[Signature page of Automobile Finance Project Counter-guarantee Agreement]

Cango Financing Guarantee Co., Ltd.

Seal: [Cango Financing Guarantee Co., Ltd.] (Seal)

Zhejiang E-Commerce Bank Co., Ltd.

Seal: [Zhejiang E-Commerce Bank Co., Ltd. 3301060106867] (seal)

March 24, 2020